                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                WEST CORPORATION
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] $125 per Exchange Act Rules 0-1(c) (1)(ii), 14a-6(i)(1), a4a 6-(i) (2) or
   Item 22(a)(2) of Schedule 14A.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: N/A

  (2) Aggregate number of securities to which transaction applies: N/A

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

  (4) Proposed maximum aggregate value of transaction: N/A

  (5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid: N/A

  (2) Form, Schedule or Registration Statement No.: N/A

  (3) Filing party: N/A

  (4) Date filed: N/A

                          [LOGO OF WEST CORPORATION]

                               WEST CORPORATION
                           11808 Miracle Hills Drive
                             OMAHA, NEBRASKA 68154

                               ----------------

                   Notice of Annual Meeting of Stockholders
                          to be held on May 15, 2001

                               ----------------

TO THE STOCKHOLDERS OF WEST CORPORATION.

   You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of West Corporation, a Delaware corporation (the "Company"), which will be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on May 15, 2001 at 9:00 a.m., Central Daylight Time, for the following purposes:

     1. To elect one director to serve for a three-year term until the 2004 annual meeting of stockholders;

     2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2001; and

     3. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

   The Board of Directors has fixed the close of business on April 6, 2001 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                        By Order of the Board of Directors,

                                        Mary E. West
                                        Vice Chair and Secretary

Dated: April 11, 2001


 Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. In the event you attend the Annual Meeting and vote in person, the proxy will not be used. These proxy materials are furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting and at any adjournment or postponement thereof.

                                WEST CORPORATION
                           11808 Miracle Hills Drive
                             OMAHA, NEBRASKA 68154

                               ----------------

                                PROXY STATEMENT

                               ----------------

   You are cordially invited to attend the Annual Meeting of Stockholders on May 15, 2001, to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof. The Company's Annual Report to Stockholders, this Proxy Statement and accompanying proxy are first being mailed to stockholders on or about April 11, 2001. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting.

Proxy Information

   Your vote is important. Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Stockholders may sign, date and mail their proxies in the postage-paid envelope provided. Proxies may be revoked at any time before they are exercised by written notice to the Secretary, by timely notice of a properly executed later dated proxy or by voting in person at the Annual Meeting.

   All shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares") entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the Common Shares represented by that proxy will be voted at the discretion of the person or persons holding such proxy.

   If any other matters are properly presented at the Annual Meeting for consideration, including, among others things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

   The Company may send only one Annual Report to Stockholders and Proxy Statement to multiple stockholders that share the same address. Upon written or oral request, the Company will promptly supply such stockholders additional copies of the Annual Report to Stockholders and Proxy Statement. Such requests should be made by contacting the Company either by mail addressed to the Company's Secretary at the Company's offices at 11808 Miracle Hills Drive, Omaha, Nebraska 68154 or by telephone at 402-963-1500. If stockholders sharing the same address are receiving multiple copies of the Annual Report to Stockholders and Proxy Statement, such stockholders can request delivery of a single copy of the Annual Report to Stockholders and Proxy Statement by contacting the Company at the above address.

Stockholders Entitled To Vote

   Holders of record of the Common Shares at the close of business on April 6, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On March 6, 2001, there were 64,705,406 Common Shares outstanding. Each Common Share is entitled to one vote on each matter brought before the Annual Meeting. At March 6, 2001, there were also 10,000,000 shares of authorized preferred stock, none of which have been issued.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND
                                   DIRECTORS

   The following table sets forth information concerning the beneficial ownership of the Common Shares as of March 6, 2001, for (1) each person known to the Company to be a beneficial owner of more than five percent of the Common Shares; (2) each director and each nominee for director; (3) each executive officer designated in the section of this Proxy Statement captioned "Executive Compensation"; and (4) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

                                                        Amount
                                                     Beneficially Percentage of
Name and Address of Beneficial Owners(1)               Owned(2)   Common Shares
----------------------------------------             ------------ -------------
Gary L. West(3)....................................   45,451,263      70.2%
Mary E. West(3)....................................   45,451,263      70.2%
Thomas B. Barker...................................      322,000         *
William E. Fisher..................................        8,000         *
Greg T. Sloma(4)...................................       23,800         *
Mark V. Lavin......................................      116,000         *
Michael A. Micek...................................      216,000         *
Nancee S. Berger...................................      256,145         *
Michael M. Sturgeon................................          100         *
All directors and executive officers as a group (12
 persons)..........................................   46,399,388      71.7%

--------
 * Less than 1%
(1) The address of each executive officer and director of the Company is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.
(2) Under the rules of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(3) Common Shares held by the Wests are held in joint tenancy with right of survivorship. Voting power of these Common Shares is shared between them.
(4) Includes 900 Common Shares held by Mr. Sloma's daughter and voted by Mr. Sloma's wife as guardian.

                             ELECTION OF DIRECTORS

   The Board of Directors presently consists of five directors divided into three classes, each class serving for a period of three years. One director will be elected at the Annual Meeting to serve for a term expiring at the Company's annual meeting of stockholders to be held in the year 2004.

   The persons named in the enclosed proxy intend to vote such proxy for the election of the nominee named below, unless the stockholder indicates on the proxy card that the vote should be withheld from the nominee. The nominee elected as a director will continue in office until her successor has been duly elected and qualified, or until her earlier death, resignation or retirement. Should the nominee become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee.

   The Board of Directors has proposed the following nominee for election as a director at the Annual Meeting.

   Nominee for Term Expiring at the Annual Meeting of Stockholders to be held in the Year 2004:

                                  Mary E. West

   The Board of Directors Recommends a vote FOR the election of the above named nominee for election as a Director.

Director Whose Term Will Expire in 2004

   Mary E. West co-founded WATS Marketing of America ("WATS") in 1978 and remained with that company until December 1985. In January 1986, she founded the Company. Mrs. West has served as Vice Chair of the Board of Directors of the Company since 1987. Mrs. West and Mr. Gary L. West are wife and husband. Mrs. West is 55 years of age.

Directors Whose Terms Will Expire in 2003

   Thomas B. Barker joined the Company in 1991 as Executive Vice President of West Interactive Corporation. Mr. Barker was promoted to President and Chief Operating Officer of the Company in March 1995. Mr. Barker was appointed to the Board of Directors on April 17, 1997. Mr. Barker was promoted to President and Chief Executive Officer of the Company in September of 1998. Prior to joining the Company, he served as President and Chief Operating Officer of Cue Network Corp., a provider of nationwide paging and satellite data distribution services. Mr. Barker is a director of Synchrony Communications, Inc. Mr. Barker is 46 years of age.

   William E. Fisher was appointed to the Board of Directors in 1997. Since 1993, Mr. Fisher has been a director, Chairman of the Board and Chief Executive Officer of Transaction Systems Architects, Inc. ("TSA"), an Omaha based company which develops, markets and supports a broad line of software products and services primarily focused on facilitating electronic payments. Since 1991, Mr. Fisher has also served as Chief Executive Officer of Applied Communications, Inc., a subsidiary of TSA. Mr. Fisher is a director of TriZetto Group, Inc. Mr. Fisher is 54 years of age.

Directors Whose Terms Will Expire in 2002

   Gary L. West co-founded WATS in 1978 and remained with that company until 1985. Mr. West joined the Company in July 1987 after the expiration of a noncompetition agreement with WATS. Mr. West has served as Chairman of the Board of Directors of the Company since joining the Company. Mr. West and Mrs. West are husband and wife. Mr. West is 55 years of age.

   Greg T. Sloma was appointed to the Board of Directors in 1997. Since 1996, Mr. Sloma has been the President and Chief Operating Officer of Data Transmission Network ("DTN"), an Omaha based provider of electronic information and communication services. Mr. Sloma served as an Executive Vice President and Chief Financial Officer of DTN prior to his promotion to his current position. Prior to joining DTN in 1993, Mr. Sloma was a tax partner with the accounting firm Deloitte & Touche LLP. Mr. Sloma is 49 years of age.

                      BOARD OF DIRECTORS AND COMPENSATION

   As described in the Restated Bylaws of the Company, the Board of Directors has authority to fix the number of directors and the Board of Directors has fixed the number of its members at six. The Board of Directors currently consists of the following five directors: Gary L. West, Mary E. West, Thomas B. Barker, William E. Fisher and Greg T. Sloma. Prior to June 14, 2001 the Board of Directors expects to appoint a sixth director.

Committees of the Board of Directors

   The Board of Directors has two committees, the Compensation Committee and the Audit Committee. The Board of Directors does not have a Nominating Committee. The principal responsibilities of each committee are described below.

   Compensation Committee The Board of Directors has established a Compensation Committee, currently comprised of Gary L. West, William E. Fisher and Greg T. Sloma (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company. It held one meeting during 2000 and during such time made all executive officer compensation decisions. Additional information regarding the Compensation Committee and its functions and responsibilities is included in this Proxy Statement under the caption "Board Compensation Committee Report on Executive Compensation."

   Audit Committee The Board of Directors has also established an Audit Committee, comprised of William E. Fisher and Greg T. Sloma (the "Audit Committee"). The Audit Committee is responsible for meeting with the Company's independent accountants regarding, among other issues, audits and adequacy of the Company's accounting and control systems. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company's independent accountants, authorizes all audit fees and other professional services rendered by the accountants, reviews the independence of the accountants and ensures the objectivity of the Company's financial statements. It held four meetings in 2000. Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption "Report of the Audit Committee of the Board of Directors."

Attendance at Meetings of the Board of Directors and of Committees

   The Board of Directors met five times during the fiscal year ended December 31, 2000. Each of the directors who served during such period attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period. The Compensation Committee met once during the fiscal year ended December 31, 2000. The Audit Committee met once each quarter during the fiscal year ended December 31, 2000.

Directors' Annual Compensation

   During the fiscal year ended December 31, 2000, each non-employee member of the Board of Directors received $24,500 in directors' fees. The Company is obligated to reimburse the members of the Board of Directors for all reasonable expenses incurred in connection with their attendance at directors' meetings. No director made any claim for reimbursement in fiscal year 2000. Members of the Board of Directors who are not employees of the Company receive $3,500 per meeting and $7,000 for the year-end Audit Committee meeting, plus reasonable expenses incurred in connection with their attendance at directors' meetings. Pursuant to the 1996 Stock Incentive Plan (the "1996 Plan"), these directors are granted options to acquire 2,000 Common Shares as of the date of their first election to the Board of Directors (the "Initial Grant"). Each director is also granted options to purchase 1,000 additional Common Shares as of each of the Company's annual stockholders meetings provided that such director remains a member of the Board of Directors at such time (the "Annual

Grant"). The options become vested and exercisable one year from the date such options are granted. Effective February 1, 1997, the Board of Directors adopted an amendment to the 1996 Plan that increased the Initial Grant from 2,000 Common Shares to 14,000 Common Shares and increased the Annual Grant from 1,000 Common Shares to 4,000 Common Shares. The vesting schedule for such options was changed to a three year period (for the Initial Grants and Annual Grants, respectively, options for 6,000 and 1,000 Common Shares vest on the first anniversary of the date of grant and options for 4,000 and 1,500 Common Shares vest on the second and third anniversary of the date of grant). Effective December 15, 1999, the Board of Directors adopted an amendment to the 1996 Plan that further increased the Annual Grant from 4,000 Common Shares to 5,000 Common Shares. The vesting schedule for such options remains a three-year period, 1,000 Common Shares vest on the first anniversary of the date of grant and 2,000 Common Shares vest on the second and third anniversary of the date of grant.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for each of the last three fiscal years. There were no stock appreciation rights outstanding during the fiscal year ended December 31, 2000.

                                                       Annual
                                                    Compensation     Long-Term
                                                 ------------------ Compensation
                                                                       Awards
                                                                    ------------
                                                                     Securities
Name and Principal                        Fiscal                     Underlying      All Other
Position                                   Year  Salary($) Bonus($)  Options(#)  Compensation($)(1)
------------------                        ------ --------- -------- ------------ ------------------
Thomas B. Barker.........................  2000   450,540  777,151                     5,250
 President, Chief Executive Officer        1999   415,000   68,375                     5,000
 and Director(2)(5)                        1998   415,000  263,048   800,000(3)        5,000

Nancee S. Berger.........................  2000   275,360  472,110                     5,250
 Chief Operating                           1999   250,000  150,000                     5,000
 Officer(4)(5)                             1998   220,077   50,313   575,000(3)        5,000

Mark V. Lavin............................  2000   200,000  496,069                     5,250
 President--Operator                       1999   190,500  146,447                     5,000
 TeleServices                              1998   172,502  273,727   400,000(3)        5,000

Michael A. Micek.........................  2000   215,828  323,047                     5,183
 Chief Financial Officer, Executive        1999   200,000  213,655                     4,307
 Vice President--Finance and Treasurer(5)  1998   168,334  338,601   560,000(3)        5,000

Michael M. Sturgeon......................  2000   191,478  329,208                     5,250
 Executive Vice President--Sales and       1999   190,000  197,958                     5,000
 Marketing                                 1998   203,612  212,082   360,000(3)        5,000

--------
(1) These amounts reflect matching contributions made by the Company on behalf of each Named Executive Officer pursuant to the Company's Employee 401(k) Retirement Plan or Non-Qualified Retirement Plan.
(2) Mr. Barker served as President and Chief Operating Officer from March 1995 to September 1998. Mr. Barker has served as President and Chief Executive Officer since September 1998.
(3) These awards represent a grant of additional options as well as repricing of options previously granted in June 1997 and January 1998.
(4) Ms. Berger served as President of Interactive Teleservices from October 1996 to September 1998. Ms. Berger has served as Chief Operating Officer since September 1998.
(5) On May 4, 2000, Messrs. Barker and Micek and Ms. Berger purchased, at fair market value, an equity interest representing 6.25% of the common shares of a majority owned subsidiary. The equity interest vests over a five-year period and is non-transferable prior to such vesting.

Option Grants in the Last Fiscal Year

   No options were granted to the Named Executive Officers during the year ended December 31, 2000.

   The following table sets forth the number of Common Shares covered by options exercised or held by the Named Executive Officers, the value realized upon exercise of options and the value of the unexercised options as of December 31, 2000.

                                                     Aggregated Option Exercises In Last Fiscal Year
                                                           and Fiscal Year End Option Value(1)
                                                   ---------------------------------------------------
                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised         in-the Money
                                                          Options at                Options at
                         Shares Acquired   Value      Fiscal Year-End(#)        Fiscal Year-End($)
                           on Exercise   Realized  ------------------------- -------------------------
Name                           (#)          ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- --------- ----------- ------------- ----------- -------------
Thomas B. Barker........        --             --    265,000      535,000     4,885,938    9,864,063
Nancee S. Berger........        --             --    173,750      401,250     3,203,516    7,398,047
Mark V. Lavin...........     50,000        817,413    60,300      289,700     1,111,781    5,341,344
Michael A. Micek........     19,000        311,828   151,000      390,000     2,784,063    7,190,625
Michael M. Sturgeon.....     87,200      1,276,168    13,100      259,700       241,531    4,788,219

--------
(1) Based on a closing price of $28.125 per Common Share on December 31, 2000, all options were in the money at fiscal year end.

Employment Agreements

   Thomas B. Barker, Nancee S. Berger, Mark V. Lavin, Michael A. Micek and Michael M. Sturgeon serve the Company pursuant to employment agreements dated as of January 1, 1999, as amended December 11, 2000 for Mr. Barker, January 1, 1999, as amended December 11, 2000 for Ms. Berger, July 1, 1996, as amended December 22, 2000 for Mr. Lavin, January 1, 1999, as amended December 11, 2000 for Mr. Micek and January 1, 1999, as amended December 6, 2000 for Mr. Sturgeon (the dates of the initial agreements are collectively referred to as the "Effective Date"). Each agreement had an initial term of two years. Each agreement will be automatically renewed, subject to prior termination, for successive one-year periods on the second anniversary of the respective Effective Date and each anniversary thereafter unless either party gives notice of non-renewal. These agreements provide, respectively, for the employment of Mr. Barker as President and Chief Executive Officer of the Company, for Ms. Berger as Chief Operating Officer of the Company, for Mr. Lavin as President-- Operator Teleservices, for Mr. Micek as Chief Financial Officer and Executive Vice President--Finance and for Mr. Sturgeon as Executive Vice President--Sales and Marketing. Under the respective agreements, Mr. Barker's base salary is $450,000 per year, Ms. Berger's base salary is $275,000 per year, Mr. Lavin's base salary is $200,000 per year, Mr. Micek's base salary is $215,000 per year and Mr. Sturgeon's base salary is $190,000 per year. The agreements also provide for an annual bonus determined at the discretion of the Board of Directors. In the event of death, termination for cause or without cause or resignation, the Company will pay any salary earned through the date of termination, any bonus earned at the end of the month immediately preceding the date of termination and all vested benefits, if any, as of the date of termination. In the event of a termination without cause or resignation, the employment agreements provide for the executive to remain as a consultant to the Company for at least twenty-four months following termination of employment.

Board Compensation Committee Report on Executive Compensation

   The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee is currently composed of two non-employee directors and one employee director. The Compensation Committee approves compensation objectives and policies as well as compensation plans and specific compensation levels for all executive officers. The Company formed the Compensation Committee in order to administer the executive compensation program commencing with the fiscal year ended December 31, 1997.

   The Compensation Committee seeks to provide a total compensation package that will motivate and retain key employees. The Compensation Committee also seeks to provide incentives to achieve short and long-term business objectives that will enhance the value of the Common Shares. When determining compensation amounts, the Compensation Committee considers (1) the base salary levels of executives with similar responsibilities in companies in a similar line of business, (2) the executive's experience in his or her position at the Company and in the line of business as well as his or her performance over a sustained period of time, and (3) the historical and projected financial performance of the Company and the particular division associated with the executive. An analysis of the financial performance includes a review of such measures as revenues, operating margin, net income, return on stockholders' equity, return on revenues, and total market value. The Compensation Committee makes a subjective determination based upon a collective consideration of all such factors. Compensation for the Named Executive Officers for the fiscal year ended December 31, 2000, was comprised of three components: (1) base salary,
(2) cash bonuses and (3) long-term incentive compensation.

   The Compensation Committee has based bonuses for executive officers on the attainment of financial targets set forth in formulas described in each of their employment agreements. The formulas are individually tailored to motivate the particular executive in accordance with his or her position, his or her prior performance, and the potential impact he or she could have on the growth of sales and profit for the Company and the division with which he or she is associated. For the fiscal year ended December 31, 2000, the results of the Company and of the applicable individual divisions met the minimum objectives as set forth in each of the executive's employment agreements, and accordingly, each received a cash bonus.

   Long-term incentive compensation opportunities are provided through grants of stock options, stock appreciation rights, restricted stock awards, phantom stock unit awards, performance share unit awards and other stock bonus awards under the 1996 Plan. All grants are made at exercise prices which are at least equal to the fair market value of the Common Shares on the date of grant in order that executives can gain only when stockholders gain. In making grants under the plan for fiscal year 2000, the Board of Directors considered an employee's position with the Company and relevant responsibilities, service, individual and Company performance and the anticipated length of future service. In addition to the 1996 Plan, the Company also sponsors the Company's 1997 Employees Stock Purchase Plan which provides employees the opportunity to purchase Common Shares through annual offerings to be made during the five year period commencing July 1, 1997.

   Grants of options to acquire Common Shares are utilized by the Company as an employment incentive to recruit and retain persons necessary for the development and financial success of the Company. The grant of options is provided for under the 1996 Plan which has 9,499,500 Common Shares available for the grant of incentive awards. On May 10, 2000, 10,000 options were granted to the two outside directors at $21.125 per Common Share. On August 1, 2000, 67,500 options were granted to employees at $23.123 per Common Share. On November 1, 2000, 67,500 options were granted to employees at $25.3125 per Common Share. No options were granted to the Named Executive Officers during the year ended December 31, 2000. At December 31, 2000, 5,912,625 options held by employees and directors of the Company were outstanding.

   The Compensation Committee believes that the role of Chief Executive Officer is particularly important in reaching corporate objectives and accordingly reviews the Chief Executive Officer's compensation package annually based on his performance as Chief Executive Officer and the overall performance of the Company.

   The Compensation Committee determined that Mr. Barker should receive compensation in the form of a base salary, cash bonus and long term incentives. In establishing Mr. Barker's compensation, the Compensation Committee has compared his compensation with the compensation of the chief executive officers in the Company's industry in relation to the relative performance of the Company with respect to the industry. For setting Mr. Barker's fiscal year 2000 compensation, the Compensation Committee also considered the Company's performance during the fiscal year. The Compensation Committee recognized Mr. Barker's leadership skills in assembling and developing a strong management team and his role in guiding the Company through its significant growth since 1995 in his roles as President and then Chief Executive Officer. The Compensation Committee also considered Mr. Barker's strong industry background as well as his unique ability to manage significant growth in a profitable manner for the benefit of the stockholders. For the fiscal year ended December 31, 2000 for serving as Chief Executive Officer and President, Mr. Barker received a base salary of $450,000 and a cash bonus of $777,151.

   The Compensation Committee believes that Mr. Barker's actual compensation for the fiscal year was appropriate in light of the above considerations.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the corporation's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." Based on information currently available, the Compensation Committee believes that all compensation arrangements that could potentially result in the compensation of any Named Executive Officer exceeding $1 million will qualify as performance-based and that all compensation paid to the Company's Named Executive Officers will be fully deductible. Provided that other Company objectives are met, the Company intends to structure future incentive compensation arrangements for its Named Executive Officers in a manner that will allow such compensation to be fully deductible for Federal income tax purposes.

                                          The Compensation Committee

                                          William E. Fisher
                                          Greg T. Sloma
                                          Gary L. West

December 14, 2000

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks And Insider Participation

   During the fiscal year ended December 31, 2000 the Compensation Committee was composed of two non-employee directors, William E. Fisher and Greg T. Sloma, and one employee director, Gary L. West.

Report Of The Audit Committee Of The Board Of Directors

   The Audit Committee is responsible for overseeing the Company's accounting functions and internal controls and for recommending to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants. The Audit Committee is composed of independent directors of the Company, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, and acts pursuant to a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

   The Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the fiscal year ended December 31, 2000. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   The independent accountants, Deloitte & Touche LLP, provided to the Audit Committee the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. The Audit Committee has reviewed and discussed with the independent accountants the firm's independence and has considered the compatibility of non-audit services with the auditors' independence.

   Based on its review of the audited financial statements and the various discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          The Audit Committee

                                          William E. Fisher
                                          Greg T. Sloma

January 25, 2001

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

   The following performance graph compares the Company's cumulative total stockholder return for the period since its initial public offering with the cumulative total return of the S&P 500 Index, and a composite group of companies (the "Composite Index") in each case assuming an investment of $100 on November 26, 1996 and the accumulation and reinvestment of dividends through December 31, 2000. The Composite Index consists of companies that provide outsourced Customer Relationship Management (CRM) solutions and is comprised of the following companies: AEGIS Communications Group, Inc., APAC Teleservices, Inc., Convergys Corporation, ICT Group Inc., Precision Response Corp, RMH Teleservices Inc., Sitel Corporation, Sykes Enterprises, Inc., Telespectrum Worldwide Inc. and Teletech Holdings, Inc. The total stockholder return for each company in the Composite Index has been weighted according to its market capitalization.


                    COMPARISON OF CUMULATIVE TOTAL RETURN *


                    11/26/96   12/96   12/97   12/98   12/99   12/00

WEST CORPORATION       100      126      67      54     136     156

S & P 500              100       98     131     168     204     185

PEER GROUP             100       83      39      32      55      47

                 * ASSUMES $100 INVESTED ON NOVEMBER 26, 1996
                TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.
                 TOTAL RETURN BASED ON MARKET CAPITALIZATION.


Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and stockholders holding more than ten percent of the Common Shares to file reports of holdings and transactions in the Common Shares with the SEC. Officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 2000, except Michael M. Sturgeon did not file a Form 4 on a timely basis.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

   The Company leases a building located at 9910 Maple Street, Omaha, Nebraska, which houses one of its call center operations. The building has 42,000 square feet of leasable space and is situated on a parcel of land of approximately 4.4 acres. This building is owned by 99-Maple Partnership, a partnership owned and controlled by Gary L. West, the Company's Chairman of the Board, and Mary E. West, the Company's Vice Chair of the Board and Secretary. This lease commenced on April 1, 1988, and was renewed on September 1, 1994, for a term of ten years. For the period commencing September 1, 1999 and ending August 31, 2000, the rent was $71,000 per month, with rent increases each year thereafter at a rate of approximately six percent. For the period commencing September 1, 2003, and ending August 31, 2004, the rent will be $89,635 per month. In addition to payment of rent, the Company is obligated to pay all taxes, insurance and maintenance pertaining to the building.

   The Company, Gary L. West, Mary E. West, Troy L. Eaden and each of the former stockholders of the West Telemarketing Corporation, West Interactive Corporation, West Telemarketing Outbound, Interactive Billing Services, Inc. and West Interactive Canada, Inc. (the "West Affiliates") entered into a Registration Rights Agreement (the "Registration Rights Agreement") as of November 25, 1996, which, among other things, provides that upon the request of the Wests or Mr. Eaden, the Company will register under the Securities Act of 1933, any of the Common Shares currently held by or acquired in the future by the foregoing (a "Demand Registration"). Pursuant to the Registration Rights Agreement the Wests, collectively, and Mr. Eaden, individually, each were granted the right to request four Demand Registrations. Each of the foregoing and each of the seven other former stockholders of the West Affiliates were granted the right, which may be exercised at any time and from time to time in the future, to include the Common Shares held by him or her in certain other registrations. On May 3, 2000, a registration was consummated pursuant to one Demand Registration made by Mr. Eaden.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors has appointed Deloitte & Touche LLP ("Deloitte & Touche") to be the Company's auditors for the fiscal year ending December 31, 2001 and recommends to stockholders that they vote for ratification of that appointment. Deloitte & Touche served in this capacity for the fiscal year ended December 31, 2000. Its representative will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions. The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, reviews the types of nonaudit services, and the estimated fees for the coming year. The Audit Committee has considered whether the provision of nonaudit services is compatible with maintaining the independence of the auditors.

   The Board of Directors recommends a vote FOR this proposal.

Audit Fees

   The aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $149,100.

Financial Information Systems Design and Implementation Fees

   No fees were billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

   The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were $139,485. These fees were primarily for professional services rendered on the secondary offering of Common Shares by certain selling stockholders of the Company as well as fees for tax consulting.

                                 OTHER MATTERS

Required Vote

   The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a nominee holding Common Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

   A plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). The affirmative vote by the holders of the majority of the Common Shares present in person or represented by proxy and entitled to vote on the matter is required to approve any other matter to be acted upon at the Annual Meeting. For purposes of determining whether a matter has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. A "broker non-vote" will not be included in the vote totals and, therefore, will have no effect on the vote.

Stockholder Proposals

   Stockholders who intend to present proposals at the 2002 annual meeting of stockholders, and who wish to have such proposals included in the Company's Proxy Statement for the 2002 annual meeting of stockholders, must ensure that such proposals are received by the Secretary of the Company at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, not later than December 6, 2001. In the event that the 2002 annual meeting of stockholders is called for a date that is not within thirty (30) days before or after May 15, 2002, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. A stockholder proposal outside of the process of Rule 14a-8 will be considered untimely if received by the Company after February 20, 2002. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's Proxy Statement for the 2002 annual meeting of stockholders. Any stockholder interested in making a proposal is referred to
Article II Section 11 of the Company's Restated Bylaws.

Voting By the Internet and By Telephone

   Stockholders may grant a proxy to vote their shares by means of the Internet or by telephone. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Company can determine that such proxy was authorized by the stockholder. The voting procedures below are designated to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly.

   Stockholders of record may go to http://www.eproxyvote.com/wstc to grant a proxy to vote Common Shares by means of the Internet. You will be required to provide a control number contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and you will be prompted to submit or revise them as desired. Stockholders of record may use any touch-tone telephone to call toll-free 1-800-690-6903 from the United States or Canada to grant a proxy to vote Common Shares. You will be required to provide a control number contained on your proxy card. You will then follow the voice prompts to transmit your voting instructions.

   If your shares are held in "street name" (held for your account by a broker or other nominee) you must vote by mail unless you have made special arrangements with your broker or other nominee. Voting by Internet and voting by phone are only available to stockholders of record on the close of business on April 6, 2001.

   Telephone and Internet voting is available 24 hours a day, 7days a week. Votes submitted via the Internet or by telephone must be received by 12:00 A.M. Midnight on May 14, 2001. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Solicitation of Proxies and Other Matters

   At the date this Proxy Statement went to press, management does not know of any other matters to be brought before the Annual Meeting other than those referred to above. If any matter should be presented at the Annual Meeting upon which a vote properly may be taken, the Common Shares represented by the proxy will be voted at the discretion of the person or persons holding such proxy. The entire cost of soliciting management proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. Management of the Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Shares held of record by such persons and entities.

   The Company will provide to any stockholder a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 free of charge upon written request to its Secretary at 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

                                          Thomas B. Barker
                                          President and Chief Executive
                                           Officer

Dated: April 11, 2001

                                                                      Appendix A

                                WEST CORPORATION

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I. PURPOSE

   The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by West Corporation (the "Corporation") to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

  . Review and appraise the audit efforts of the Corporation's independent accountants; and

  . Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

   The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

   The Committee shall be initially comprised of two or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Prior to June 14, 2001, the Committee will be increased to 3 or more independent directors. A director will not be considered "independent" if, among other things, he or she has:

  . Been employed by the Corporation or its affiliates in the current or past three years;

  . Accepted any compensation from the Corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board services, retirement plan benefits, or non-discretionary compensation);

  . An immediate family member who is, or has been in the past three years, employed by the Corporation or its affiliates as an executive officer, been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the Corporation's consolidated gross revenue for that year, or $200,000, whichever is greater, in any of the past three years; or

  . Been employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

   All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

   The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, if applicable, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should have quarterly discussions with the independent accountants and management to review the Corporation's financials consistent with Section IV.3. below.

IV. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Committee shall:

     Documents/Reports Review

  1. Review and update this Charter periodically, at least annually, as conditions dictate.

  2. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

  3. Review with financial management and the independent accountants each Form 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

     Independent Accountants

  4. Recommend to the Board the selection of the independent accountants, considering independence and effectiveness of the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the independent accountants have with the Corporation to assess the accountants' independence.

  5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

  6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

     Financial Reporting Processes

  7. In consultation with the independent accountants, review the integrity of the Corporation's financial reporting processes, both internal and external.

  8. Consider and assess the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

  9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants and management.

     Process Improvement

  10. Establish regular and separate systems of reporting to the Committee by each of management and independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  11. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  12. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

  13. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     Ethical and Legal Compliance

  14. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

  15. Review management's monitoring of the Corporation's compliance with the Corporation's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

  16. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

  17. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

  18. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

V. RECOMMENDATION

   Annually, the Chief Financial Officer will submit recommendation to the Committee regarding the following:

   . Selection of auditors;

   . Audit fee; and

   . Additional services to be requested.

                               WEST CORPORATION
                           11808 Miracle Hills Drive
                             Omaha, Nebraska 68154

     This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gary L. West, Mary E. West and Thomas B. Barker, and each of them, attorneys and agents, with power of substitution, in each of them for and in the name and place of the undersigned, to vote as proxy the number of shares of Common Stock that the undersigned would be entitled to vote if they were personally present at the 2001 Annual Meeting of the Stockholders of West Corporation to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on Tuesday, May 15, 2001 at 9:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof, as designated on the reverse side hereof.


                         (change of address)

                         _________________________

                         _________________________

                         _________________________


                         [UP ARROW] FOLD AND DETACH HERE [UP ARROW]

Please mark your X votes as in this example.

     This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominee in proposal 1 and FOR proposal 2.

------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the nominee in proposal 1 and FOR proposal 2.
------------------------------------------------------------------------------------------------------
     FOR NOMINEE         WITHOLD AUTHORITY TO VOTE

1.   Election of Director                                                Mary E. West
     (See reverse)

For, except vote withheld from the following nominee(s):                 Change of Address
                                                                         On Reverse Side
_______________________________________________________________________

                                                                    FOR      AGAINST     ABSTAIN
2.   Ratification of appointment of Deloitte & Touche LLP as
     auditors

------------------------------------------------------------------------------------------------------

                                       The signer hereby revokes all proxies
                                       heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

                                       Please sign exactly as name appears
                                       hereon. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such.

                                       _________________________________________

                                       _________________________________________
                                        SIGNATURE(S)                     DATE

                  [UP ARROW] FOLD AND DETACH HERE [UP ARROW]